Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

Fiscal Year Ended June 30,	2008	2007	2006	2005	2004
Revenue	$60,420	$51,122	$44,282	$39,788	$36,835
Operating income	$22,271	$18,438	$16,380	$14,576	$9,108
Net income	$17,681	$14,065	$12,599	$12,254	$8,168
Diluted earnings per share	$1.87	$1.42	$1.20	$1.12	$0.75
Cash dividends declared per share	$0.44	$0.40	$0.35	$3.40	$0.16
Cash, cash equivalents, and short-term investments	$23,662	$23,411	$34,161	$37,751	$60,592
Total assets	$72,793	$63,171	$69,597	$70,815	$94,368
Long-term obligations	$6,621	$8,320	$7,051	$5,823	$4,574
Stockholders’ equity	$36,286	$31,097	$40,104	$48,115	$74,825